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EXHIBIT 7.2

                                AMENDMENT NO. 1
                                       TO
                        1991 QUALIFIED STOCK OPTION PLAN
                                       OF
                   CELLULAR TECHNICAL SERVICES COMPANY, INC.
                        (Effective as of July 11, 1996)



         Paragraph 10 of the Plan is hereby amended to read as follows:

"10. Administration of the Plan

     The Plan shall be administered by the Committee which shall consist of two or more members of the Board of Directors whom the Board of Directors may appoint from time to time. During such time as the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, each member of the Committee shall be (a) a "disinterested person" within the meaning of Rule 16b-3 promulgated under such act until such time as the amendments to Rule 16b-3 adopted by the Securities and Exchange Commission on May 30, 1996 in Release No. 34-37260 become effective with respect to the Plan (the "New Rule Date") and (b) from and after the New Rule Date, a "Non-Employee Director" within the meaning of Rule 16b-3 (as the same may be in effect and interpreted from time to time, "Rule 16b-3"). Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine the individuals to receive Options, the time when they shall receive them and the number of shares of Common Stock to be subject to each Option. Directors, including those that may be members of the Committee, shall be eligible to receive Options under the Plan.

     Subject to the express provisions of the Plan, the Committee shall also have authority to construe the respective option agreements and the Plan to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical) from and after the New Rule Date, to approve any provision which under Rule 16b-3 requires approval by the Board of Directors, a committee of Non-Employee Directors or the stockholders to be exempt (unless specifically provided herein); and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. the determinations of the Committee on the matters referred to in this Section 10 shall be conclusive."

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